Exhibit 99.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of January 22, 2010, is by and among LSREF Lodging Investments, LLC, a Delaware limited liability company (“Purchaser”), LSREF Lodging Merger Co., Inc., a Delaware corporation and an affiliate of Purchaser (“Merger Sub”), OCM Real Estate Opportunities Fund II, L.P., a Delaware limited partnership (“OCM II”), OCM Real Estate Opportunities Fund III, L.P., a Delaware limited partnership (“OCM III”) and OCM Real Estate Opportunities Fund IIIA, L.P., a Delaware limited partnership (“OCM IIIA”).  OCM II, OCM III and OCM IIIA are collectively and individually referred to herein as “Stockholder”.

WHEREAS, on even date herewith, Lodgian, Inc., a Delaware corporation (the “Company”), Purchaser and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company with the Company surviving (the “Merger”);

WHEREAS, Stockholder owns beneficially or of record and has the right to vote and dispose of an aggregate of twelve and 9/10 percent (12.9%) of the outstanding shares of common stock, par value $.01 per share (the “Common Stock”), of the Company;

WHEREAS, the Company, Purchaser, Merger Sub and Stockholder desire to set forth their agreement with respect to the voting of Stockholder’s shares of Common Stock with respect to the Merger and the Merger Agreement; and

WHEREAS, in executing and delivering the Merger Agreement, Purchaser and Merger Sub are relying on the agreements contained herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  For purposes of this Agreement:

(a)           “Beneficially Owned” and “Beneficial Ownership” each have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, governmental entity and other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(c)           “Shares” means (i) all outstanding shares of Common Stock owned of record or Beneficially Owned by Stockholder as of the date hereof and set forth on Schedule I, and (ii) all additional outstanding shares of Common Stock acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the termination of this Agreement.

(d)           “Transfer” means, with respect to a security, the transfer, sale, gift, pledge, hypothecation, encumbrance, assignment or other disposition (whether by merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or the Beneficial Ownership or voting, economic or other interests thereof, the offer to make such a transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.             Voting of Common Stock.  Stockholder hereby irrevocably agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent (written or otherwise) or approval of stockholders of the Company is sought, Stockholder shall appear in person or by proxy (including for purposes of establishing a quorum) and (a) vote or cause to be voted Stockholder’s Shares to adopt, approve and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and any other actions or agreements required in furtherance thereof; (b) vote or cause to be voted Stockholder’s Shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote or cause to be voted Stockholder’s Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation, tender or exchange offer or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Purchaser; (iv) any change in the present capitalization or dividend policy of the Company; (v) any amendment of the Company’s certificate of incorporation or by-laws; or (vi) any other material change in the Company’s corporate structure or business.  Stockholder further agrees that Stockholder shall not commit or agree to or enter into any contract, agreement, arrangement or understanding with any Person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.  Stockholder acknowledges that the agreement set forth in this Section 2 applies even if the Company breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

3.             Grant of Irrevocable Proxy; Appointment of Proxy.

(a)           Stockholder hereby irrevocably grants to, and appoints, Purchaser and each executive officer of Purchaser and each other person designated by Purchaser in writing as Stockholder’s proxy, agent and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to attend any meeting of the stockholders of the Company at which the Merger Agreement or the Merger may be discussed or considered and to vote Stockholder’s Shares to adopt, approve and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and against any Company

Takeover Proposal (as defined in the Merger Agreement) or Company Superior Offer (as defined in the Merger Agreement) and as otherwise contemplated by Section 2.

(b)           Stockholder represents that any proxies heretofore given in respect of Stockholder’s Shares are revocable, and that any such proxies are hereby revoked, and Stockholder agrees to promptly notify the Company of such revocation.

(c)           Stockholder understands and acknowledges that Purchaser and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.  Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement and affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked until the termination of this Agreement pursuant to Section 10(f).  Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.  THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND IS EXECUTED AND INTENDED TO BE IRREVOCABLE.  Stockholder shall execute and deliver to Purchaser any proxy cards that Stockholder receives to vote in favor of the Merger Agreement and the consummation of the Merger.  Purchaser shall deliver to the Secretary of the Company any such proxy cards received by it at any meeting called to approve the consummation of the Merger.  Without limiting the generality of the foregoing, such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.  In the event that Stockholder fails for any reason to vote in accordance with the requirements of Section 2, the vote of the proxyholder shall control in any conflict between the vote by the proxyholder in accordance with this Agreement and a vote by Stockholder.  If for any reason the proxy granted herein is not irrevocable, Stockholder agrees to vote Stockholder’s Shares in accordance with Section 2 hereof.

4.             No Disposition; Communications.

(a)           No Disposition.  Stockholder hereby covenants and agrees that between the date hereof and the termination of this Agreement pursuant to Section 10(f), except as contemplated by this Agreement and the Merger Agreement, Stockholder shall not (i) offer to Transfer, Transfer or consent to any Transfer of any or all of Stockholder’s Shares or any voting, economic or other interest therein without the prior written consent of Purchaser, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Stockholder’s Shares or any voting, economic or other interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of Stockholder’s Shares, (iv) deposit any or all of Stockholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of Stockholder’s Shares, (v) enter into any derivative, hedging, swap or similar agreement with respect to any Common Stock or other securities of the Company, or (vi) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any respect or in any way restrict, limit or interfere in any respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Any attempted Transfer of Stockholder’s Shares or any interest therein in violation of this Section 4 shall be null and void.  Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, Stockholder hereby authorizes and requests the Company to issue appropriate stop transfer instructions to its transfer agent in respect of Stockholder’s Shares and its affiliates’ shares of Common Stock.

(b)           Communications.  Unless required by applicable law, Stockholder shall not, and shall cause its affiliates, agents and representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby, without the prior written consent of Purchaser. Stockholder hereby (i) consents to and authorizes the publication and disclosure by the Company and Purchaser of Stockholder’s identity and holding of Stockholder’s Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Purchaser reasonably determines to be necessary in the Proxy Statement (as defined in the Merger Agreement) and any other U.S. Securities and Exchange Commission disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document.

5.             No Solicitation.  Stockholder hereby agrees that it shall not, and shall not permit or authorize any of its officers, directors, employees, investment bankers, attorneys, affiliates, representatives or agents to, directly or indirectly, encourage, facilitate, induce, solicit, explore, participate in or initiate discussions or negotiations with, or provide or disclose any information to, any Person (other than Purchaser or Merger Sub or any of their affiliates or representatives) concerning any Company Takeover Proposal or enter into any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.  Stockholder will immediately cease any existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Company Takeover Proposal.  Stockholder shall notify Purchaser as promptly as practicable (and in any event within twenty four (24) hours) of the receipt by Stockholder, or any of its officers, directors, employees, investment bankers, attorneys, affiliates, representatives or agents, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Company Takeover Proposal or that could reasonably be expected to result in a Company Takeover Proposal, specifying the terms and conditions thereof and the identity of the Person or group making such inquiry, proposal, offer or request.

6.             Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, Stockholder, in its capacity as a stockholder, hereby agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Stockholder shall promptly consult with Purchaser and provide any necessary information and material with respect to all filings made by Stockholder with any Governmental Authority (as defined in the Merger Agreement) in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

7.             Waiver of Appraisal Rights.  Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Merger Sub, the Company or any of their respective successors, directors, officers, affiliates or representatives relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the directors or officers of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

8.             Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Purchaser and Merger Sub as follows:

(a)           Title.  Stockholder has good, valid and marketable title to Stockholder’s Shares, free and clear of any lien, pledge, charge, encumbrance or claim of any nature whatsoever.

(b)           No Other Rights.  There are no outstanding options, warrants, rights of first refusal or first offer, or other rights or similar agreements to purchase or acquire any or all of Stockholder’s Shares.

(c)           Ownership of Shares.  On the date hereof, Stockholder owned of record or Beneficially Owned the Shares of Common Stock set forth on Schedule I attached hereto and, on the date hereof, such Shares of Common Stock owned by Stockholder constitute all of the Shares of Common Stock owned of record or Beneficially Owned by Stockholder and its affiliates, and Stockholder and its affiliates do not hold any securities convertible into or exchangeable for shares of Common Stock.  Stockholder has sole voting power, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to enter into and perform all of its obligations under this Agreement with respect to all of the Shares of Common Stock owned by Stockholder and its affiliates, with no restrictions, subject to applicable federal and state securities laws, on Stockholder’s rights of disposition pertaining thereto.

(d)           Organization; Power; Binding Agreement; No Conflicts.  Stockholder is a limited partnership, duly organized, validly existing and in good standing under the laws of the state of its organization.  Stockholder has the legal capacity, and all the necessary power and authority to enter into and perform all of its obligations under this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Stockholder have been duly authorized by all necessary limited partnership action on the part of Stockholder.  The execution, delivery and performance of this Agreement by Stockholder will not (i) violate, breach, contravene or conflict with any provisions of Stockholder’s certificate of limited partnership, limited partnership agreement or other organizational documents of Stockholder, (ii) violate, breach or (with or without notice or lapse of time, or both) constitute a default or give rise to any right of termination, cancellation, modification or acceleration under any contract, instrument, arrangement or other agreement to which Stockholder or any of its affiliates is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust, or (iii) violate any law, writ, injunction, statute, rule, regulation, order, judgment or decree binding upon Stockholder or any of its affiliates.  This Agreement has been duly and validly executed and delivered by Stockholder, and assuming this Agreement has been duly and validly authorized, executed and delivered by each party hereto other than Stockholder, this Agreement constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, now or hereafter in effect, affecting creditor rights generally; and (ii) equitable relief may be subject to equitable defenses and to the discretion of the court.  Except for the applicable requirements of the Exchange Act, no filing or notification with, and no permit, authorization, consent or approval of, any Governmental Authority (as defined in the Merger Agreement) is necessary on the part of Stockholder or any of its affiliates for the execution and delivery of this Agreement, except where the failure to obtain such permits, authorizations, consents or approvals, or to make such filings or notifications, would not impair the ability of Stockholder to perform Stockholder’s obligations hereunder.

(e)           Litigation.  There is no action, suit, proceeding or investigation pending or, to the knowledge of Stockholder or any of its affiliates, threatened against Stockholder or any of its affiliates that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

(f)            Stockholder Has Adequate Information. Stockholder is a sophisticated investor with respect to the Shares and has independently and without reliance upon Purchaser or Merger Sub and based on such information as Stockholder has deemed appropriate, made Stockholder’s own analysis and decision to enter into this Agreement. Stockholder acknowledges that Purchaser has not made nor makes to Stockholder any representation or warranty, whether express or implied, of any kind or character in connection with this Agreement except as expressly set forth in this Agreement.

9.             Binding on Subsequently Acquired Shares of Common Stock.  Stockholder agrees that any Shares of Common Stock which Stockholder purchases or with respect to which Stockholder otherwise acquires Beneficial Ownership or voting rights, directly or indirectly, after the date of this Agreement, including, without limitation, Shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by Stockholder that are convertible into, or exercisable or exchangeable for, shares of Common Stock, shall be subject to the terms and conditions of this Agreement.  Stockholder hereby agrees, while this Agreement is in effect, to notify Purchaser promptly in writing of the number and description of any additional Shares of Common Stock which Stockholder purchases or with respect to which Stockholder otherwise acquires Beneficial Ownership or voting rights, directly or indirectly, after the date of this Agreement.

10.          Miscellaneous.

(a)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

(b)           Amendment.  This Agreement may be amended only by means of a written amendment signed by all of the parties hereto.

(c)           Successors; Assigns; Transferees; Parties in Interest.  The provisions of this Agreement shall be binding upon the successors, permitted assigns and transferees of each of the parties hereto.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholder (in the case of any assignment by Purchaser) or Purchaser (in the case of an assignment by Stockholder); provided that Purchaser may assign its rights and obligations hereunder to Merger Sub or any other affiliate of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.  Nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d)           Stockholder Capacity.  Nothing in this Agreement shall be construed as preventing or limiting any currently serving director of the Company (“Current Director”) who is an individual employee, principal or partner of Stockholder (or its affiliate) from (i) taking any actions in the Current Director’s capacity as a director of the Company or (ii) fulfilling the duties or obligations of the Current Director acting in his capacity as a director of the Company.  OCM II, OCM III and OCM IIIA shall be jointly and severally bound by all of the obligations of Stockholder arising under this Agreement.

(e)           Specific Performance.  Stockholder hereby agrees that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, Stockholder agrees that each of Purchaser and Merger Sub shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which Purchaser or Merger Sub may be entitled under this Agreement, at law or in equity, without the necessity of posting bonds or other undertaking in connection therewith.  The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking.

(f)            Termination.  This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, and (ii) the Effective Time (as defined in the Merger Agreement); provided that no party shall be relieved from any liability for any willful breach of this Agreement by virtue of any such termination.

(g)           Notices.  all notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Stockholder:

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, California  90071

Attention:  Cary Kleinman

Facsimile: (213) 830-6392

To Purchaser or Merger Sub:

2711 N. Haskell Avenue, Suite 1700

Dallas, Texas 75204

Attention:  Marc L. Lipshy, Esq.

Facsimile:  (214) 459-1430

with a copy to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas  75202

Attention:  Gregory J. Schmitt, Esq.

Robert G. McCormick, Esq.

Facsimile: (214) 979-3000

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested).

(h)           Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(i)            Further Assurances. Stockholder agrees to take any other actions reasonably requested by Purchaser or Merger Sub in order to vest, perfect, confirm or record the rights granted to Purchaser hereunder or otherwise effectuate and carry out the purpose of this Agreement.

(j)            Severability. This Agreement shall be deemed severable; the invalidity, illegality or unenforceability of any term or provision of this Agreement shall not affect the validity, legality or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

(k)           Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(l)            Governing Law; Submission to Jurisdiction.

(i)            This Agreement and the transactions contemplated herein, and all disputes between the parties under or related to this Agreement, the transactions contemplated herein or the facts and circumstances leading to its or their execution or performance, whether in contract, tort or otherwise, shall be governed by the Laws of the State of Delaware, without reference to conflict of laws principles.

(ii)           Each of the parties (A) irrevocably submits itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, the Merger or other transactions contemplated herein, (B) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (C) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (D) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement, the Merger or other transactions contemplated herein in any other court and (E) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(iii)          Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any suit, action or proceeding, including an appeal thereof.

(iv)          Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 10(g) hereof shall be effective service of process for any action, suit or proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any party to serve legal process in any other manner permitted by Law.

(m)          Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF

SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS KNOWINGLY AND VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(M).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

LSREF LODGING INVESTMENTS, LLC
By: LSREF Lodging Holdings, LLC

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	Vice President

LSREF LODGING MERGER CO., INC.

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	Vice President

OCM REAL ESTATE
OPPORTUNITIES FUND II, L.P.
By: Oaktree Fund GP II, L.P., its General Partner

By:	/s/ Mark Oei
Name:	Mark Oei
Title:	Authorized Signatory

By:	/s/ Ambrose Fisher
Name:	Ambrose Fisher
Title:	Authorized Signatory

OCM REAL ESTATE
OPPORTUNITIES FUND III, L.P.
By:	OCM Real Estate Opportunities Fund III GP, L.P., its General Partner
By:	Oaktree Fund GP II, L.P, its General Partner

By:	/s/ Mark Oei
Name:	Mark Oei
Title:	Authorized Signatory

By:	/s/ Ambrose Fisher
Name:	Ambrose Fisher
Title:	Authorized Signatory

OCM REAL ESTATE
OPPORTUNITIES FUND IIIA, L.P.
By:	OCM Real Estate Opportunities Fund III GP, L.P., its General Partner
By:	Oaktree Fund GP II, L.P, its General Partner

By:	/s/ Mark Oei
Name:	Mark Oei
Title:	Authorized Signatory

By:	/s/ Ambrose Fisher
Name:	Ambrose Fisher
Title:	Authorized Signatory

SCHEDULE I

Stockholder	Number of Shares
OCM Real Estate Opportunites Fund II, L.P.	2,512,726
OCM Real Estate Opportunites Fund III, L.P.	267,855
OCM Real Estate Opportunites Fund IIIA, L.P.	8,283